UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2014

Apolo Gold & Energy Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-27791	98-0412805
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9th floor, Kam Chung Commercial Bldg., 19-21 Hennessy Road, Wanchai, Hong Kong

 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective January 28, 2014, Apolo Gold & Energy Inc. (the “Company”) reports a correction to the work experience of one of its directors. As a result of a mistranslation, Mr. Fan Xiaojun was reported as having worked for (ECP) Emerging Capital Partners. The disclosure, filed as part of a Form 8-K dated January 17, 2014, should have reported that Mr. Fan Xiaojun worked for (Beijing) International Commercial Chain Limited Company.

The disclosure has been corrected to read as follows:

Fan Xiaojun, Director.

Mr. Fan Xiaojun received a Bachelor of Business Studies degree from the Hunan University of Commerce in June 1987. From July 1987 to December 2002 he worked as an Administrative Officer for the People’s Government of Hunan Province conducting professional research, providing services and supervising small local companies. He was also responsible for the preparation of plans for government officials and for monitoring the disclosure of government’s activities. From January 2003 to December 2005 he served as an Investment Manager for the Beijing CenTech RVing Club Co. Ltd. where he was in charge of planning the development strategy and implementing the details of annual investment plans for the company. He served as a director for ECP (Beijing) International Commercial Chain Limited Company) from January 2006 to December 2012. His duties included establishing the company’s strategic policies, planning its annual objectives and principals of management in order to minimize company’s bond issuances. From January 2009 to January 2012 he served as a director of US Master Partnership Limited for the Greater China region where his responsibilities included the implementation of the company’s acquisition plans, and evaluation of its financial reports. Since February 2012 he has been serving as the Chairman and Chief Executive Officer of the Zhong Hao Asset Management(Hunan) Co.,Ltd. in this role he is in charge of conducting the company’s operations and decision making respecting income distribution and financial plans.

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description

99.1	News Release dated January 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2014

APOLO GOLD & ENERGY INC.

/s/ Kelvin Chak
Kelvin Chak, President, CEO, Director